Exhibit 21.1

List of Principal Subsidiaries and Variable Interest Entities of the Registrant

Subsidiary	Place of Incorporation

Viomi HK Technology Co., Limited	Hong Kong

Lequan Technology (Beijing) Co., Ltd.	People’s Republic of China

Variable Interest Entity	Place of Incorporation

Foshan Yunmi Electric Appliances Technology Co., Ltd	People’s Republic of China

Beijing Yunmi Technology Co., Ltd	People’s Republic of China

Subsidiaries of Foshan Yunmi Electric Appliances Technology Co., Ltd	Place of Incorporation

Foshan Xiaoxian Electrical Technology Co., Ltd.	People’s Republic of China

Foshan Discovery Electrical Technology Co., Ltd.	People’s Republic of China